As Filed With the Securities and Exchange Commission on
October __, 1995

Registration Statement No. 33-91452

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELTA PETROLEUM CORPORATION
(Exact Name of registrant in its Charter)

Colorado                        0-16203            84-1060803
State or other             Primary Standard    (I.R.S. Employer
jurisdiction               Industrial Class-   Identification
of incorporation            ification Code           No.)
or organization                   Number


Suite 3310, 555 17th Street, Denver, Colorado 80202
                 (303) 293-9133
(Address and telephone number of principal executive offices and principal place of business)

Aleron H. Larson, Jr., Chairman/C.E.O.
Delta Petroleum Corporation
Suite 3300, 555 17th Street
Denver, Colorado  80202
(303) 293-9133
(Name, address and telephone number of agent for service)

Copies to:
STANLEY F. FREEDMAN, ESQ.
Krys Boyle Golz Reich Freedman & Scott, P.C.
600 Seventeenth Street, Suite 2700 South
Denver, Colorado 80202-5427
(303) 893-2300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

                      CALCULATION OF REGISTRATION FEE


Title of Class of
Securities to be                        Amount to be
Registered                              Registered

Common Stock, $.01 Par Value            1,360,888

Common Stock, issuable under
currently outstanding options
and warrants                            1,187,000

Title of Class of                       Proposed Maximum
Securities to be                        Offering Price
Registered                              Per Unit (1)

Common Stock, $.01 Par Value            $7.75

Common Stock, issuable under
currently outstanding options
and warrants                            $6.88 (2)

Title of Class of                       Proposed Maximum
Securities to be                        Aggregate
Registered                              Offering Price (1)

Common Stock, $.01 Par Value            $10,546,882

Common Stock, issuable under
currently outstanding options
and warrants                            $8,168,750

Title of Class of                       Amount of
Securities to be                        Registration
Registered                              Fee

Common Stock, $.01 Par Value            $3,636.86

Common Stock, issuable under
currently outstanding options
and warrants                            $2,816.81

               Total Registration Fee   $6,453.67


(1) Estimated solely for the purpose of computing the amount of registration fee.

(2) Average exercise price for aggregate options and warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          SUBJECT TO COMPLETION

                        PRELIMINARY PROSPECTUS DATED
                             OCTOBER __, 1995


                        DELTA PETROLEUM CORPORATION
                     2,547,888 Shares of Common Stock
                         $0.01 par value per share

     All of the Common Stock, $0.01 par value (the "Common
Stock"), of Delta Petroleum Corporation ("Delta" or the
"Company") registered hereunder is for the account of the owners
(collectively, the "Selling Shareholders") who acquired their shares in private transactions prior to the date hereof.

     The Company will not receive any proceeds from the sale of the Common Stock sold by the Selling Shareholders.

     The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "DPTR." On October 9, 1995, the last reported bid price for the Common Stock on NASDAQ was $7.75.
This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
AND IMMEDIATE SUBSTANTIAL DILUTION.  THESE SECURITIES SHOULD BE
PURCHASED ONLY BY PERSONS WHO CAN BEAR THE ECONOMIC RISK OF THIS
INVESTMENT.  SEE "RISK FACTORS" AND "DILUTION."
                       ____________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company anticipates that sales may be effected from time to time, by or for the accounts of the Selling Shareholders, in the NASDAQ market, in negotiated transactions, or otherwise. Sales will be made through broker-dealers acting as agent for the Selling Shareholders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the NASDAQ market, in negotiated transactions, or otherwise. Sales will be made at market prices prevailing at the times of the sales or at negotiated prices, although one Selling Shareholder has agreed that it will not sell the shares at less than the higher of $6.875 per share or the bid price on the effective date of this Prospectus unless otherwise agreed upon by the Company and such Selling Shareholder. See "Plan of Distribution."

                  The date of this Prospectus is October __, 1995

                           AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to the Company, reference is made to the Registration Statement. Statements contained in this Prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Company documents shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

1.   Annual Report on Form 10-KSB for the fiscal year ended June
     30, 1995.

2.   Current Report on Form 8-K dated August 18, 1995.

3.   All documents subsequently filed by the Company pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange
     Act of 1934, prior to the termination of the offering described herein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Aleron H. Larson, Jr., Delta Petroleum Corporation, Suite 3310, 555 17th Street, Denver, Colorado 80202, or (303) 293-9133.

                                THE COMPANY

General

     Delta Petroleum Corporation (the "Company") is a Colorado corporation organized December 21, 1984 and maintains its principal executive offices at Suite 3310, 555 Seventeenth Street, Denver,
Colorado, 80202.

     The Company is engaged in the acquisition, operation, exploration and development of oil and gas properties. As of June 30, 1995, the Company had varying interests in 80 gross (11.51 net) productive wells located in four states. The Company has undeveloped properties in four states, including interests in four federal units and one lease offshore California. Fourteen of the Company's wells are operated by the Company. The remaining wells are operated by independent operators. All Company wells are operated under contracts that are standard in the industry. The Company does not presently have any foreign operations, although it does own equitable rights and/or interests in a proposed geophysical service and exploration contract for offshore properties in the Philippines. At June 30, 1995, the Company estimated its proved reserves attributable to its onshore properties to be 121,000 Bbls of oil and 4.16 Bcf of gas, of which 43,000 Bbls of oil and 2.55 Bcf of gas are proved developed reserves. At June 30, 1995, the Company estimated its proved undeveloped reserves attributable to its offshore California properties, based upon reserve reports, to be 57.05 million Bbls of oil and 62.1 Bcf of gas including the Ogle Interests described below. See, however, the discussion with respect to offshore California reserves and "RISK FACTORS -- Uncertainty of Reserve Estimates."



     Effective February 25, 1994, Burdette A. Ogle ("Ogle"), a 21.44% shareholder of Delta, granted Delta an option ("Option") to acquire working interests in three proved undeveloped offshore Santa Barbara California, federal oil and gas units ("Interests"). On August 31, 1994, in an addendum to the February 25, 1994 Agreement granting the Option, Ogle agreed to extend the period during which the Option could be exercised until January 3, 1995 in consideration of the issuance by Delta to Ogle of warrants to purchase 100,000 shares of common stock at a price of $8.00 per share until August 31, 1999 with a call provision whereby Delta may repurchase any unexercised warrants for an aggregate sum of $1,000 after the stock has traded at $10.00 per share or greater for thirty consecutive trading days. On January 3, 1995, the Company exercised its option to acquire these properties from Ogle. Under the Purchase and Sale Agreement and related assignment and conveyance of the interests, Ogle immediately assigned and conveyed the Interests to Delta. The purchase price of $8,000,000 is represented by a production payment reserved in the documents of assignment and conveyance and is payable out of three percent (3%) of the oil and gas production from the Interests. Delta paid Ogle $250,000 in 1995, is to pay an additional $250,000 in 1996 and a minimum of $350,000 annually thereafter until: 1) the $8,000,000 purchase price is paid; 2) 80% of the ultimate reserves of any lease are produced; or 3) 30 years from the date of the
conveyance.   Delta already owned other interests in these same
federal units.

Underwriters Financial Group, Inc. Matters

     Pursuant to an agreement effective October 21, 1992 and an agreement effective October 28, 1992, the Company's largest shareholder and former parent, Underwriters Financial Group, Inc. ("UFG") (formerly, Chippewa Resources Corporation), agreed to participate in the reorganization and recapitalization of the Company by transferring its oil and gas related assets ("UFG Assets") to the Company. UFG has completed the transfer to Delta of the UFG Assets, which included all of its oil and gas related assets, the controlling block (88.09%, in aggregate) of Amber Resources Company ("Amber"), certain producing and non-producing oil and gas properties, office furniture and equipment, oil field equipment and receivables. Transfers of 72% of Amber and certain producing and non-producing oil and gas properties were made "subject to" existing UFG indebtedness, which indebtedness was not assumed by the Company but rather remains the obligation of UFG which is required to repay the indebtedness pursuant to the terms of the October 28, 1992 agreement.

     On February 23, 1995, the Company and UFG executed and entered into a letter agreement dated February 22, 1995 (the "UFG Agreement"). Under the terms of the UFG Agreement, the Company agreed to convert $736,932 of principal and interest due from UFG under its promissory note dated March 31, 1993 into 491,300 shares of UFG common stock. In addition, UFG and the Company agreed that the remaining $736,932 owed by UFG to the Company would be satisfied by the transfer of 92,117 shares of the Company's common stock from UFG to the Company. The Company agreed to file a registration statement covering the remaining 888,063 shares of the Company's common stock owned by UFG. Included in the shares registered for sale in this Prospectus are such shares owned by UFG. Under the UFG Agreement, UFG will have the right to sell all or some of the Company's shares owned by UFG at a price of not less than $6.875 or the bid price on the effective date, whichever is higher, unless otherwise agreed upon by the Company and UFG. Under the UFG Agreement, an escrow will be established for the 888,063 shares pending sale to assure that the shares are sold pursuant to the terms of the UFG Agreement and to assure that the first proceeds are used to discharge UFG's promissory note to Snyder Oil Corporation ("SOCO") thereby releasing to the Company the Amber Resources Company common stock held by SOCO as collateral for the promissory note.

                               RISK FACTORS


     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:

     1. Shortages of Working Capital and Funding. Current liabilities exceeded current assets by $3,715,047 at June 30, 1995. The Company's working capital deficit is in part a result of the note payable to SOCO of $2,232,855 at June 30, 1995 which is non-recourse to Delta and which is payable by its former parent, Underwriters Financial Group, Inc. UFG's Note to SOCO is currently in default. In the event that SOCO were to successfully pursue its remedies under the Note, in the event of an uncured default, it is possible that the Company's ownership interest in Amber would be reduced from 91.68% to 19.74% with the resulting consequences as described below. See "RISK FACTORS--Potential Loss of UFG Assets". Delta holds 888,063 shares of Delta Common Stock owned by UFG as collateral for UFG's obligation to pay the full amount due under the SOCO Note. In the event the Snyder Note is not paid in full by UFG, Delta will seek to foreclose upon the collateral and take ownership of these shares. The Company believes the remaining $1,482,192 deficit can be funded through operations.

     Although management believes that the Company will participate in the drilling of additional wells during the fiscal year ending June 30, 1996, the Company's level of oil and gas activities, including exploration and development and property acquisitions, will be to a significant extent dependent on the Company's ability to successfully conclude funding transactions, of which there is no assurance. Further, contingencies related to the UFG Assets could materially affect the Company's revenues, cash flow, assets, reserves and its ability to raise additional capital. See "RISK FACTORS--Potential Loss of UFG Assets."

     2. Potential Loss of UFG Assets. Pursuant to agreements effective during October 1992 (and a predecessor agreement effective August 26, 1992), UFG transferred to the Company, as part of the plan of reorganization and recapitalization, producing and non-producing oil and gas properties, accounts receivable, oil field equipment, office furniture and equipment, and 4,110,660 shares of the common stock of Amber Resources Company, which represented an 88.09% interest in Amber (collectively, "UFG Assets"). In addition, such transfers were made subject to certain liabilities of UFG in the aggregate amount of $5,440,532, which liabilities were not assumed by the Company but rather remain the obligation of UFG, of which the Note by UFG to SOCO is a part. UFG's Note to SOCO remains unpaid and is currently in default. In the event that SOCO were to successfully pursue its remedies under the Note, in the event of an uncured default, it is possible that the Company's ownership interest in Amber would be reduced from 91.68% to 19.74% with the resulting consequences as described below.

     The Company has been informed that UFG's independent auditors and legal counsel have both recently resigned, and the Company believes there is a significant risk that UFG will be unable to timely repay one or more of the obligations encumbering the UFG Assets which could result in a complete loss of the encumbered UFG Assets. The loss of the encumbered Amber shares would reduce the Company's ownership interest in Amber to 19.74%. Amber's oil and gas revenue during the fiscal year ended June 30, 1995 amounted to approximately $730,000 which constituted approximately 57% of the Company's consolidated oil and gas revenues. Amber's proved oil and gas reserves attributable to its onshore properties are estimated to be 5,100 Bbls of oil and 1.91 Bcf of gas. Amber's proved undeveloped oil and gas reserves attributable to its offshore California properties are estimated to be 10,582,000 Bbls of oil and 12.96 Bcf of gas. A loss of the encumbered Amber shares would significantly reduce the Company's oil and gas revenue and reserves and have a material effect on the operations of the Company.

     As of June 30, 1995, UFG had not paid the SOCO obligation, which is secured by the Amber stock. The Company has negotiated an agreement with UFG whereby the Company has filed a registration statement, of which this Prospectus is a part, registering 888,063 shares of the Company owned by UFG. Sales by UFG pursuant to this Prospectus are to be placed in an escrow for payment to SOCO to reduce the indebtedness of UFG encumbering the Amber stock. There can be no assurance that any shares registered for the benefit of UFG will be sold. See "USE OF PROCEEDS." Delta holds 888,063 shares of Delta Common Stock owned by UFG as collateral for UFG's obligation to pay the full amount due under the SOCO Note. In the event the SOCO Note is not paid in full by UFG, Delta will seek to foreclose upon the collateral and take ownership of these shares.

     3. Concerns Relating to Development of Offshore California Properties. The Company's Offshore California proved undeveloped reserves are attributable to its interests in four federal units (plus one additional lease) located offshore California near Santa Barbara. While these interests represent ownership of substantial oil and gas reserves classified as proved undeveloped, the cost to develop the reserves will be very substantial. The Company may be required to farm out all or a portion of its interests in these properties if it cannot fund its share of the development costs. There can be no assurance that the Company can farm out its interests on acceptable terms. If the Company were to farm out its interests in these properties, its share of the proved reserves attributable to the properties would be decreased substantially. The Company may also incur substantial dilution of its interests in the properties if it elects to use other methods of financing the development costs.

     These units have been formally approved and are regulated by the Minerals Management Service of the Federal Government. However, due to a history of opposition to offshore drilling and production in California by some individuals and groups, the process of obtaining all of the necessary permits and authorizations to develop the properties will be lengthy and even after all required approvals are obtained, lawsuits may possibly be filed to attempt to further delay the development of the properties. While the Federal Government has recently attempted to expedite this process, there can be no assurance that it will be successful in doing so. The Company does not have a controlling interest in and does not act as the operator of any of the offshore California properties and consequently will not control the timing of either the development of the properties or the expenditures for development. Management and its independent engineering consultant have considered these factors relating to timing of the development of the reserves in the preparation of the reserve information relating to these properties. As additional information becomes available in the future, the Company's estimates of the proved undeveloped reserves attributable to these properties could change, and such changes could be substantial.

     4. Uncertainty of Reserve Estimates. The reserve estimates, which are referenced herein and attached as exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ending June 30, 1995, are inherently uncertain until such time as drilling is completed. Further, such estimates are based upon assumptions made by analysts or required by the Securities and Exchange Commission, which assumptions may or may not be accurate. Consequently, actual production may vary substantially from the reserve estimates provided, which variance could have a material effect upon the estimated quantity and value of such reserves. Further, other engineers could reach different conclusions regarding the reserves. See "RISK FACTORS--Concerns Relating to Development of Offshore California Properties."

     5. Substantial Costs to Develop Reserves. During the year ended June 30, 1995, the Company participated in the drilling and/or completion/recompletion of nine gas wells in Oklahoma. Management anticipates that the Company will participate in drilling of a total of twelve to fifteen new wells during the fiscal year ending June 30, 1995. Although management believes that the Company will participate in the drilling of additional wells during the fiscal year, the Company's level of oil and gas activity, including exploration and development and property acquisitions, will be to a significant extent dependent on the Company's ability to successfully conclude funding transactions, of which there is no assurance.

     The Company expects to continue incurring costs to acquire, explore and develop oil and gas properties, and management predicts that these costs (together with general and administrative expenses) will be in excess of funds available from revenues from properties owned by the Company or existing cash on hand. It is anticipated that the source of funds to carry out such exploration and development will come from a combination of the Company's sale of working interests in oil and gas leases, production revenues, sales of the Company's securities, and funds from any funding transactions in which the Company might engage. However, it is not anticipated that UFG will be a source of funds or properties (as has been the case in prior years).

     6. Dependence on Oil and Gas Prices. The Company's oil and gas exploration and production activities are dependent on the actual prices for oil and gas. The prices for oil and gas are dependent on a number of factors, including the extent of domestic production and imports of oil; the competitive position of oil and gas as a source of energy as compared with coal, atomic energy, hydroelectric power, and other energy sources; the refining capacity of prospective oil purchasers; the availability and capacity of pipelines and other means of transportation; and the effect of federal and state regulation on production, transportation, and sale of oil and gas. Such factors are beyond the Company's control or influence. The volatility of prices of oil and gas, which has been substantial in the past and may continue to be high in the future, may have material effects on the Company's liquidity and capital resources. Additionally, the valuation of the Company's proven and unproven oil and gas properties and its production revenues could vary and fluctuate significantly with changes in oil and gas prices.

     7. Competition. Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. The Company competes with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. The Company does not hold a significant competitive position in the oil and gas industry.

     8. Governmental Regulation and Control. The activities of the Company are subject to extensive federal, state, and local laws and regulations controlling not only the exploration for and sale of oil, but also the possible effects of such activities on the environment. Present as well as future legislation and regulations could cause additional expenditures, restrictions, and delays in the Company's business, the extent of which cannot be predicted, and may require the Company to cease operations in some circumstances. In addition, the production and sale of oil and gas are subject to various governmental controls. Because federal energy policies are still uncertain and are subject to constant revisions, no prediction can be made as to the ultimate effect of such governmental policies and controls on the Company.

     9. Dependence Upon Operators. The Company operates only a small portion of most of the wells in which it owns an interest. As such, the Company is dependent upon the operator of most of its wells to make most decisions concerning such things as whether or not to drill additional wells, how much production to take from such wells, or whether or not to cease operation of certain wells.
While the Company, as a working interest owner, may have some voice in the decisions concerning the wells, it is not the primary decision maker concerning them. Therefore, the Company may be unable to cause wells to be drilled even though it may have the funds with which to pay its proportionate share of the expenses of such drilling.

     10. General Risks Inherent in Oil and Gas Drilling. The Company's business is subject to all risks inherent in the exploration and development of oil and gas properties, including but not limited to environmental damage, personal injury, and other occurrences that could result in the Company incurring substantial losses and liabilities to third parties. In its own activities, the Company purchases insurance against risks customarily insured against by others conducting similar activities. Nevertheless, the Company is not insured against all losses or liabilities which may arise from all hazards because such insurance is not available at economic rates, because the operator has not purchased such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on the Company.

     11. No Long Term Contracts. The Company does not have any long-term supply or similar agreements with governments or authorities pursuant to which the Company acts as producer. The Company, therefore, is dependent upon its ability to sell oil and gas at the then current prices. There can be no assurance the purchasers will be available or that the price they are willing to pay will remain stable.

     12. Lack of Diversification. Since all of the Company's resources are allocated to one business area, purchasers of the Company's common stock will be risking essentially their entire investment in a venture that is unable to spread the risk of loss over several projects with the hope that at least one will succeed.

     13. Voting Rights. Holders of the common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the present shareholders will be able to elect all of the directors of the Company, and holders of the common stock offered hereby will not be able to elect a representative to the Company's Board of Directors. See "DESCRIPTION OF COMMON STOCK."

     14. Lack of Prospective Dividends. There can be no assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate a positive cash flow. For the foreseeable future, it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that dividends will not be paid to holders of common stock. See "DESCRIPTION OF COMMON STOCK."

     15. No Assurance of a Public Market. The Company's common stock is listed on NASDAQ and trades under the symbol "DPTR." To date, trading volumes for the Company's common stock have been relatively light. Average weekly trading volume for the twelve months ending August 31, 1995 was 21,119 shares. The high bid during such period was $8.375, while the low bid during the same period was $4.75.

                              USE OF PROCEEDS

     The Company will not receive any of the proceeds of this offering except such proceeds as may be received by the Company upon the exercise of outstanding warrants or options by the selling shareholders which proceeds, if any, would be used for working capital and drilling and development of the Company's properties. However, the Company will obtain a benefit to the extent that proceeds from the sale of shares by UFG are escrowed for payment to SOCO as required under the UFG Agreement. See "COMPANY," and "RISK FACTORS--Potential Loss of UFG Assets." The promissory note to SOCO totaled $2,232,855 at June 30, 1995, with such note encumbering 3,357,003 shares of the common stock of Amber, which represents a 71.94% interest in Amber. To the extent that the SOCO promissory note is paid in full by UFG, proceeds of any sales of shares by UFG will be paid directly to UFG, with no benefit to the Company.

                                 DILUTION

     As of June 30, 1995, the Company had 3,550,882 shares of common stock issued and outstanding with a net tangible book value of $5,526,608, or $1.56 per share. Net tangible book value per share represents the amount of the Company's total assets less total liabilities, divided by the number of shares of common stock outstanding. The following table sets forth the dilution to be incurred by investors acquiring common stock.

     Assumed Offering Price (1)                   $7.75

     Net tangible book value per share
      at June 30, 1995                            $1.56

     Dilution to Purchasers of common stock       $6.19

     Dilution to Purchasers as Percentage
      of Purchase Price                            79.9%
_______________________

(1) Assumes a purchase price of $7.75. The closing bid price of the Company's common stock on NASDAQ on October 9, 1995 was $7.75.

     The information in the above table does not give effect to the sale, subsequent to June 30, 1995, of 256,000 shares of the Company's common stock to third parties for $750,000 with net proceeds to the Company of $675,000 after payment of certain fees.

     While the Company is not receiving any of the proceeds, except such proceeds as may be received by the Company upon the exercise of outstanding warrants or options by the selling shareholders, sales which reduce the obligation to SOCO will have a beneficial impact upon the Company's net tangible book value, since the Company has recorded an obligation of $2,232,855 at June 30, 1995 for the note payable by UFG to SOCO. The above dilution figures do not reflect any increase in net tangible book value as a result of any payments by UFG on the SOCO obligation. Payments by UFG on the note payable to SOCO are accounted for as a capital contribution to the Company by UFG.

     If the SOCO obligation were paid in full, the net tangible book value of the Company would be $7,759,463, or $2.19 per share, and dilution to purchasers would be $5.56, a percentage dilution of 71.7%. No assurance can be made that UFG will receive funds from its sale of shares sufficient to repay any amount of the SOCO obligation.



                           SELLING SHAREHOLDERS

  The following table indicates the Selling Shareholders currently known to the Company. The calculations are based upon outstanding shares at October 9, 1995 of 4,029,154.


                                    Number of
                                    Shares of
                                 Common Stock         % Held
                               Owned Prior to       Prior to
Name                             the Offering       Offering

Underwriters Financial
  Group, Inc.                       888,063 1         22.04%
Troy Bates                           50,000            1.24%
Bion Environmental
  Technologies, Inc.                223,042            5.54%
Marshall Wolf
  Invesments                         16,000            0.40%
Robert E. Zimmerman, Jr.              2,008            0.05%
Hunt Walker                           7,521            0.19%
Carl Burley                           6,608            0.16%
John T. Owens and
  Deborah Owens                       3,135            0.08%
Charles Cavness, Jr.                  2,008            0.05%
MDC Group, Inc.                      80,000 2          1.96%
Burdette A. Ogle                    885,264 3         21.44%
Hunter Equities, Inc.                50,000 4          1.23%
John LeFebvre                        13,250 5          0.33%
Americap Invest-
   ments, Ltd.                       61,250 7          1.50%
Kevin Miller                         33,750 9          0.85%
Ken Lucas                            95,625 10         2.32%
Craig Scott                          47,812 11         1.17%
Glenn Kennedy                        47,812 12         1.17%
Corporate Relations
  Group, Inc.                       310,546            7.71%
Pow Wow, Inc.                       300,000 13         6.93%
Fondo de Acquisiciones
  E Inversiones
  Internacionales
  XL SA                             300,000 14         6.93%
LoTayLingKyur, Inc.                 321,320 15         7.78%
Terry D. Enright                     21,200 17         0.52%
Kent Lina                             2,000 19         0.05%
Don E. Mettler                       10,000 20         0.25%
                       Total      3,778,214           72.43%





                                         Number of
                                         Shares of        % Held
                                      Common Stock        After
                       Common Stock    Owned after         the
Name                     to be Sold   The Offering      Offering

Underwriters Financial
  Group, Inc.             888,063 1              0            0%
Troy Bates                 50,000                0
Bion Environmental
  Technologies, Inc.       20,000          203,042         3.89%
Marshall Wolf
  Invesments               16,000                0            0
Robert E. Zimmerman, Jr.    2,008                0            0
Hunt Walker                 7,521                0            0
Carl Burley                 6,608                0            0
John T. Owens and
  Deborah Owens             3,135                0            0
Charles Cavness, Jr.        2,008                0            0
MDC Group, Inc.            80,000 2              0            0
Burdette A. Ogle          100,000 3        785,264        15.05%
Hunter Equities, Inc.      50,000 4              0            0
John LeFebvre              10,000 6          3,250         0.06%
Americap Invest-
   ments, Ltd.             50,000 8         11,250         0.21%
Kevin Miller               33,750 9              0            0
Ken Lucas                  95,625 10             0            0
Craig Scott                47,812 11             0            0
Glenn Kennedy              47,812 12             0            0
Corporate Relations
  Group, Inc.             310,546                0            0
Pow Wow, Inc.             300,000 13             0            0
Fondo de Acquisiciones
   E Inversiones
   Internacionales
   XL SA                  300,000 14             0            0
LoTayLingKyur, Inc.       100,000 16       221,320         4.24%
Terry D. Enright           15,000 18         6,200         0.12%
Kent Lina                   2,000 19             0            0
Don E. Mettler             10,000 20             0            0
            Total       2,547,888        1,230,326        23.59%


Footnotes:

     1 UFG is the largest shareholder of the Company, and, until October 28, 1992, was the parent of the Company. On October 28, 1992, UFG participated in a reorganization and recapitalization of the Company. Shares of the Company owned by UFG have been held by the Company as collateral for performance by UFG of its obligations under the Plan of Reorganization of October 28, 1992.

     2 Includes 30,000 shares held of record and 50,000 shares of the Company's Common Stock underlying currently exercisable options to purchase shares at an exercise price of $5.00 per share.

     3 Includes 100,000 shares of the Company's Common Stock underlying a currently exercisable Warrant to purchase 100,000 shares at a purchase price of $8.00, subject to a call provision by the Company under certain circumstances.

     4  Includes 50,000 shares underlying a currently exercisable
Warrant to purchase 50,000 shares of the Company's Common Stock at a purchase price of $6.00 per share.

     5 Includes 3,250 shares held of record and 10,000 shares underlying a currently exercisable Warrant to purchase shares of the Company's Common Stock at a purchase price of $6.875 per share.

     6 Shares underlying a currently exercisable Warrant to purchase 10,000 shares of the Company's Common Stock at a price of $6.875 per share.

     7 Includes 11,250 shares held of record and 50,000 shares underlying a currently exercisable Warrant to purchase shares of the Company's Common Stock at a purchase price of $6.875 per share.

     8 Shares underlying a currently exercisable Warrant to purchase 50,000 shares of the Company's Common Stock at a price of $6.875 per share.

     9 Includes 3,750 shares held of record, 15,000 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $5.50 per share and 15,000 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $8.50 per share.

    10 Includes 10,625 shares held of record, 42,500 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $5.50 per share and 42,500 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $8.50 per share.

     11 Includes 5,312 shares held of record, 21,250 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $5.50 per share and 21,250 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $8.50 per share.

     12 Includes 5,312 shares held of record, 21,250 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $5.50 per share and 21,250 shares underlying currently exercisable Warrants to purchase the Company's Common Stock for $8.50 per share.

     13 Includes 300,000 shares of the Company's Common Stock underlying Options which are currently exercisable at $5.50 per share (as to 75,000 shares), $6.60 per share (as to 75,000 shares), $7.70 per share (as to 50,000 shares), $8.80 per share (as to 50,000 shares) and $11.00 per share (as to 50,000 shares), respectively.

     14   Includes 300,000 shares of the Company's Common Stock
underlying Options which are currently exercisable at $5.50 per share (as to 75,000 shares), $6.60 per share (as to 75,000 shares), $7.70 per share (as to 50,000 shares), $8.80 per share (as to 50,000 shares) and $11.00 per share (as to 50,000 shares), respectively.

     15 Includes 221,320 shares held of record, 50,000 shares of the Company's Common Stock underlying a currently exercisable Warrant to purchase shares at $1.25 per share, and 50,000 shares underlying a currently exercisable option to purchase shares for $6.00 per share.

     16 Shares underlying a currently exercisable Warrant to purchase 50,000 shares of the Company's Common Stock at a price of $1.25 per share, and shares underlying a currently exercisable Warrant to purchase an additional 50,000 shares at a price of $6.00 per share.

     17 Includes 6,200 shares held of record by a company owned by Mr. Enright and members of his family, 5,000 shares of the Company's Common Stock underlying a currently exercisable Warrant to purchase shares at $1.25 per share, and 10,000 shares of the Company's Common Stock underlying a currently exercisable warrant to purchase shares at $3.50 per share. Mr. Enright is a director of the Company.

     18 Shares underlying a currently exercisable Warrant to purchase 5,000 shares of the Company's Common Stock at a price of $1.25 per share, and shares underlying a currently exercisable Warrant to purchase 10,000 shares at a price of $3.50 per share.

     19 Includes 2,000 shares of the Company's Common Stock underlying a currently exercisable Warrant to purchase shares at $1.25 per share.

     20 Includes 10,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $3.50 per share. Mr. Mettler is a director of the Company.

     The Company will not receive any proceeds from the sale of Common Stock by any of the Selling Shareholders listed above except such proceeds as may be received by the Company upon the exercise of outstanding warrants or options by the selling shareholders.
The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Common Stock, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by any of the Selling Shareholders. The Selling Shareholders have advised the Company that sales of shares of the Company's Common Stock may be made from time to time by and for their respective accounts in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices, although one Selling Shareholder (UFG) has agreed that it will not sell the shares at less than the higher of $6.875 per share or the bid price on the effective date of this Prospectus unless otherwise agreed upon by the Company and UFG.

                           PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent for the Selling Shareholders; and (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     The Selling Shareholders have advised the Company that sales of the Common Stock registered hereby may be effected from time to time in transactions (which may include block transactions) in the NASDAQ market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be charged, at market prices prevailing at the time of sale, or at negotiated prices. UFG has agreed, however, that it will not sell the Common Stock at less than the higher of $6.875 or the bid price on the date of this Prospectus unless otherwise agreed upon by the Company and UFG.

     The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Act.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                        DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 300,000,000 shares of its $.01 par value common stock, of which 4,029,154 shares were issued and outstanding as of October 6, 1995. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of all liabilities. The Company does not anticipate that any dividends on common stock will be declared or paid in the foreseeable future. Holders of common stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by the Company. All of the outstanding shares of the Company's common stock are fully paid and nonassessable.

     The 888,063 shares of the Company's common stock owned by UFG are subject to a voting agreement with the Company, whereby Aleron
H. Larson, Jr. and Roger A. Parker, the Chief Executive Officer and President of the Company, respectively, have the right to vote the shares owned by UFG. The voting agreement does not apply if the shares are sold to persons who, upon such purchase, would not be deemed affiliates of the Company or UFG.

                                  EXPERTS


     The consolidated balance sheets of the Company as of June 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, cash flows for the year ended June 30, 1995, the six months ended June 30, 1994, and the year ended December 31, 1993, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the June 30, 1995, financial statements contains an explanatory paragraph that states that a portion of the shares of Amber Resources Company, a majority owned consolidated subsidiary of the Company, are pledged to secure a note payable by the Company's former parent, which note is currently in default. Significant uncertainty exists as to the former parent's ability to repay or otherwise satisfy the obligation. The ultimate outcome of this matter cannot presently be determined. Accordingly, the consolidated financial statements do not include any adjustments that would result if the holder of the note were to foreclose on the Amber shares held as collateral and the Company were otherwise unable to satisfy the obligation and retain the shares.

     The report of KPMG Peat Marwick LLP covering the June 30, 1995 financial statements also contains an explanatory paragraph that states that the Company has an investment in certain undeveloped offshore California properties of $6,786,580 at June 30, 1995. The Company's ability to ultimately develop the properties is subject to a number of significant uncertainties, including the operator's ability to obtain the necessary permits and authorizations relating to the development activities. Accordingly, the Company's ability to realize its investment in the offshore California properties is uncertain and is ultimately dependent on its ability to develop the properties and/or to sell some or all of its interests in the properties. Accordingly, the consolidated financial statements do not include any adjustments that would result if the Company could not realize its investment in the properties.

     The reserve reports of Kent Lina, Petroleum Engineer, with regard to the Company's onshore reserves and of Mannon and Associates with regard to the Company's offshore reserves, incorporated by reference in this Form S-3, are included in reliance upon the authority of such persons and firms as experts in petroleum engineering and reserve estimates.

                               LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Krys Boyle Golz Reich Freedman & Scott, P.C., Denver, Colorado.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER
OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED
BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table itemizes the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby.


     SEC Registration Fee....................  $ 6,453.67
     Transfer Agent Fees.....................       -
     Legal Fees and Expenses.................   20,000.00
     Accounting Fees and Expenses............   10,000.00
     Miscellaneous...........................   10,000.00

       Total.................................  $46,453.67


Item 15.  Indemnification of Directors and Officers.

     The Colorado Corporation Code provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connec-tion therewith. In other circumstances, a director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of the corporation to procure a judgment in its favor, such person shall not be indemnified if he has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. A determination that indemnification of a director, officer, employee or agent is proper shall be made by a disinterested majority of the corporation's Board of Directors, by independent legal counsel, or by the stockholders of the corporation.

     Article X of the Company's Articles of Incorporation provides as follows:

                                "ARTICLE X

                              INDEMNIFICATION

     The corporation may:

     (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this
Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."

Item 16.  Exhibits.

Exhibit
Number    Description of Exhibit

3.1 Articles of Incorporation of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Com-pany's Form 10 filed September 9, 1987 with the Securities Exchange Commission. Statement of Designation and Determination of Preferences of Series A Convertible Preferred Stock is incorporated by reference to Exhibit
          28.3 of the Current Report on Form 8-K dated June 15, 1988. Statement of Designation and Determination of Preferences of Series B Convertible Preferred Stock is incorporated by reference to Exhibit 28.1 of the Current Report on Form 8-K dated August 9, 1989).

3.2 Bylaws of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed
          September 9, 1987 with the Securities Exchange
          Commission).

5.1       Opinion of Krys Boyle Golz Reich Freedman & Scott,
          P.C. regarding legality.*

23.1      Consent of KPMG Peat Marwick LLP, Certified Public
          Accountants.**

23.2      Consent of Krys Boyle Golz Reich Freedman & Scott,
          P.C. (contained in Exhibit 5.1).*

23.3      Consent of Kent Lina, Petroleum Engineer.*

23.4      Consent of Mannon and Associates, Petroleum Engineers.*

24.1 Power of Attorney (contained in the Signature section of this Registration Statement).*

*   Previously filed.
**  Filed herewith.

Item 17.  Undertakings.

     The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 30th day of October, 1995.
                         DELTA PETROLEUM CORPORATION


                         By  /s/Aleron H. Larson, Jr.
                              Aleron H. Larson, Secretary,
                              Chairman of the Board, Treasurer,
                              and Principal Financial Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       Signatures                Title                   Date

/s/Aleron H. Larson, Jr.       Principal Financial      10/11/95
Aleron H. Larson, Jr.          Officer, Chairman
                               of the Board, Treasurer,
                               Secretary and Director


/s/Roger A. Parker             President and           10/11/95
Roger A. Parker*               Director


/s/Kevin K. Nanke              Controller and          10/11/95
Kevin K. Nanke*                Principal Accounting
                               Officer


/s/Terry D. Enright            Director                10/11/95
Terry D. Enright*


/s/Don E. Mettler              Director                10/11/95
Don E. Mettler*

* The signator, Director of Delta Petroleum Corporation (the "Company"), further does hereby constitute and appoint Aleron H. Larson, my true and lawful attorney and agent, with power of substitution, to sign a Registration Statement under the Securities Act of 1933 to be filed with the Securities and Exchange Commission, and to do any and all acts and things and to execute any and all instruments for me in my name and in the capacity indicated below, which said attorney and agent, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with such Registration Statement, including specifically, but without limitation, power and authority to sign for me in my name and in the capacity indicated above, any and all amendments (including post-effective amendments) thereto; and I do hereby ratify and confirm all that said attorney and agent, or his substitute or substitutes, or any of them, shall do or cause to be done by virtue of this Power of Attorney.